Exhibit 99.5

Rentech Appoints Kevin M. Smith as Chief Financial Officer; Geoffrey S.
Flagg Named as Chief Accounting Officer

DENVER, Jan. 24 /PRNewswire-FirstCall/ -- Rentech, Inc. (Amex: RTK) announced today that it has named Kevin M. Smith as its Executive Vice President and Chief Financial Officer. Geoffrey S. Flagg, the company's former Chief Financial Officer, has been named Chief Accounting Officer.

Smith joins Rentech with extensive finance skills and a 20-year history in the energy business. Most recently, Smith was Senior Vice President and Chief Financial Officer for Edison Mission Energy, an electric power generation company with revenues of $1.6 billion and assets of $6.8 billion.

Prior to Edison, Smith held various positions at Fluor Corporation in process engineering, marketing and in the venture group.

“I am excited to be joining Rentech at such a pivotal time in the energy industry,” stated Smith, Rentech's newly-appointed Chief Financial Officer. “The company is highly motivated to commercialize the Rentech Fischer-Tropsch technology and the prospects for converting coal into clean fuels are overwhelmingly positive.”

Smith earned his Bachelor of Science degree in chemical engineering from the University of California, Berkeley and his Masters of Business Administration from the University of California, Irvine.

Geoffrey S. Flagg, Rentech's Chief Financial Officer for the past two years, has been appointed Chief Accounting Officer of Rentech.

Commenting on the appointments, D. Hunt Ramsbottom, President and CEO of Rentech stated, “We are extremely pleased to have Kevin join the Rentech team. He brings a valuable level of experience to the company. His active involvement at Edison in raising nearly $19 billion in capital demonstrates his experience and he will be an important asset to the management group at Rentech as we move forward on the funding and commercialization of our proposed coal-to-liquids projects.

“I also want to thank Geoffrey for his excellent work over the last two years as CFO. His disciplined efforts have placed Rentech into a position to be able to move to the next level of development. The addition of Kevin and Geoff's move to Chief Accounting Officer provide Rentech with two highly qualified individuals well positioned to best utilize their core strengths.”

In connection with the commencement of his employment, effective January 20, 2006 Mr. Smith entered into a three year employment agreement with the company. Pursuant to the terms of the agreement, the company shall grant Mr. Smith 325,000 restricted stock units that are to be settled in shares of common stock of the company. These restricted stock units will vest over a three-year period such that one-third of will vest on each of Mr. Smith's one year, two year and three year anniversary dates of his commencement date of January 20, 2006, subject to partial or complete acceleration under certain circumstances, including termination without cause or upon a change in control. The terms of the employment agreement, including the grant of restricted stock units, were approved by the Company's independent compensation committee. The terms of Mr. Smith's employment with the company are more fully disclosed in the company's Current Report on Form 8-K to be filed with the Securities and Exchange Commission.

About Rentech, Inc.

Rentech, Inc., a Colorado corporation formed in 1981, develops technology and projects to transform underutilized hydrocarbon resources into valuable alternative fuels and clean chemicals. To execute this strategy it utilizes its patented and proprietary Fischer-Tropsch gas-to-liquids/coal-to-liquids process for conversion of synthesis gas made from natural gas, coal and other solid or liquid carbon-bearing materials into clean burning, ultra-low-sulfur and ultra-low-aromatic fuels (beyond detectable limits), naphtha, waxes, and fuel for fuel cells.

Safe Harbor Statement

Certain information included in this report contains, and other reports or materials filed or to be filed by us with the Securities and Exchange Commission (as well as information included in oral statements or other written statements made or to be made by us or our management) contain or will contain, “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended; Section 27A of the Act; and pursuant to the Private Securities Litigation Reform Act of 1995. The forward-looking statements may relate to financial results and plans for future business activities, and are thus prospective. The forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from future results expressed or implied by the forward-looking statements. They can be identified by the use of terminology such as “may,” “will,” “expect,” “believe,” “intend,” “plan,” “estimate,” “anticipate,” “should” and other comparable terms or the negative of them. You are cautioned that, while forward-looking statements reflect our good faith belief and best judgment based upon current information, they are not guarantees of future performance and are subject to known and unknown risks and uncertainties. Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and thus are current only as of the date made. Other factors that could cause actual results to differ from those reflected in the forward-looking statements include dangers associated with construction and operation of gas processing plants like those using the Rentech Process, risks inherent in making investments and conducting business in foreign countries, protection of intellectual property rights, competition, and other risks described in our various public reports.

For more information please contact: Mark Koenig, Director of Investor Relations, Rentech, Inc. at 303-298-8008, extension 116, or by email at mkir@rentk.com, or see the company's website at: www.rentechinc.com; or Kevin Theiss, CEOcast, Inc. at 212-732-4300 or by email at ktheiss@ceocast.com.

SOURCE  Rentech, Inc.
          -0-                                        01/24/2006
          /CONTACT:  Mark Koenig, Director of Investor Relations, Rentech, Inc.,
+1-303-298-8008, ext. 116, or mkir@rentk.com; or Kevin Theiss, CEOcast, Inc.,
+1-212-732-4300, or ktheiss@ceocast.com /
          /Web site:  http://www.rentechinc.com /